AMENDMENT NO. 1

                                     TO THE

                                     BY-LAWS

                                       OF

                            REGENCY AFFILIATES, INC.

          WHEREAS: in accordance with Section 5 of the Amended and Restated Certificate of Incorporation of Regency Affiliates, Inc. (the "Corporation") and
Section 20(c) of the By-Laws of the Corporation does, the Board of Directors have by unanimous written consent, dated as of November 14, 2002, authorized and the adopted amendment to the By-Laws set forth herein:


          NOW, THEREFORE, the By-Laws of the Corporation are hereby amended to add the following new by-law thereto:


     "51. No person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. This provision shall not eliminate or limit the liability of a director: (i) for any breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the GCL; or,
    (iv) for any improper transaction from which the director derived a personal benefit."


     This Amendment No. 1 shall be effective as of this 14th day of November
     2002.